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                                                                    EXHIBIT 1(a)

The United States Life Insurance Company in the City of New York (USL)

Date:     August 8, 1997

Subject:  Registered Separate Account for Variable Life Insurance; Approval of

Purpose: USL management has decided to develop and market variable life insurance products including but not limited to variable life registered products. Accordingly, the Board of Directors will be informed that it is necessary to establish a registered separate account to facilitate the sale of these variable life registered products. Therefore, the following resolutions will be presented for adoption.

                    RESOLUTIONS FOR THE ESTABLISHMENT OF A
                       VARIABLE LIFE REGISTERED SEPARATE
                                    ACCOUNT

               WHEREAS, the management of USL has determined that USL shall take the necessary steps to (i) develop a variable life insurance marketing program, (ii) obtain variable life certificate of authority in every state in which USL is authorized to transact business, and (iii) enable USL to issue variable life contracts and certificates;

               NOW THEREFORE BE IT RESOLVED, that USL, pursuant to the provisions of New York Insurance Law (S) 4240, 11 NYCRR 50.3 and 11 NYCRR 54.3 , hereby establishes a variable life registered separate account to be designated "The United States Life Insurance Company in the City of New York Separate Account USL VL-R," (hereinafter "the Separate Account") for the following use and purposes, and subject to such conditions as hereinafter set forth; and

               BE IT FURTHER RESOLVED, that the Separate Account is established for the purpose of providing for the issuance by USL of such variable life or such other contracts or certificates ("Contracts") as the Chief Executive Officer or his designated representative may designate for such purpose and shall constitute a Separate Account into which are allocated amounts paid to or held by USL under such Contracts; and

               BE IT FURTHER RESOLVED, that pursuant to the statutes referenced above, (a) the income, gains and losses, whether or not realized, from assets allocated to the Separate Account shall be credited to or charged against the Separate Account, in accordance with the Contracts, without regard to other income, gains, or losses
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          of USL, with assets attributable to the Contracts to be held and applied exclusively for the benefit of the Contract owners; (b) the value of the Contracts, or any portion thereof, or any unit of interest or participation therein, shall vary according to the investment experience of the Separate Account; (c) the assets of the Separate Account shall be legally segregated from the general account assets of USL, and USL shall maintain in the Separate Account assets with a value at least equal to the greater of the valuation reserves for the variable portion of the Contracts or the benefit base for such policies and other Contract liabilities with respect to the Separate Account; (d) that portion of such assets having a value equal to, or approximately equal to, such reserves and Contract liabilities shall not be chargeable with liabilities arising out of any other business which USL may conduct; and (e) the assets of the Separate Account shall be valued at least as often as variable benefits are determined but in any event at least monthly; and

               BE IT FURTHER RESOLVED, that the fundamental investment policy of the Separate Account shall be to invest or reinvest the assets of the Separate Account in securities issued by investment companies registered under the Investment Company Act of 1940, as amended, as USL designates pursuant to the provisions of the Contracts; and

               BE IT FURTHER RESOLVED, that multiple investment divisions be, and hereby are, established within the Separate Account to which net payments under the Contracts will be allocated in accordance with instructions received from Contract owners, and that the Chief Executive Officer or his designated representative be, and hereby is, subject to applicable state insurance regulatory approval, authorized to increase or decrease the number of investment divisions in the Separate Account as deemed necessary or appropriate; and

               BE IT FURTHER RESOLVED, that each such investment division shall invest only in the shares of a single mutual fund or a single mutual fund portfolio of an investment Corporation organized as a series fund pursuant to the Investment Company Act of 1940; and

               BE IT FURTHER RESOLVED, that the Chief Executive Officer, President and Treasurer be, and they hereby are, authorized, subject to applicable state insurance regulatory approval, to deposit such amount in the Separate Account or in each investment division

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          thereof as may be necessary or appropriate to facilitate the commencement of the Separate Account's operations; and

               BE IT FURTHER RESOLVED, that the Chief Executive Officer of USL or his designated representative be, and hereby is, authorized to change the designation of the Separate Account to such other designation as the Chief Executive Offer may deem necessary or appropriate; and

               BE IT FURTHER RESOLVED, that the appropriate officers of USL, with such assistance from USL's auditors, legal counsel and independent consultants or others as they may require, be, and they hereby are, authorized and directed to take all action necessary to:
          (i) register the Separate Account as a unit investment trust under the Investment Company Act of 1940, as amended; (ii) register the Contracts in such amounts, which may be an indefinite amount, as the officers of USL shall from time to time deem appropriate under the Securities Act of 1933; and (iii) take all other actions which are necessary in connection with the offering of said Contracts for sale and the operation of the Separate Account in order to comply with the Investment Company Act of 1940, the Securities Exchange Act of 1934, the Securities Act of 1933, and other applicable federal laws, including the filings of any amendments to registration statements, any undertakings, and any applications for exemptions from the Investment Company Act of 1940 or other applicable federal laws as the officers of USL shall deem necessary or appropriate; and

               BE IT FURTHER RESOLVED, that the appropriate officers of USL be, and they hereby are, authorized on behalf of the Separate Account and on behalf of USL to take any and all action that they may deem necessary or advisable in order to sell the Contracts, including any registrations, filings and qualifications of USL, its officers, agents and employees, and the entering into contracts under the insurance and securities laws of any of the states of the United States of America or other jurisdictions, and in connection therewith, to prepare, execute, deliver and file all such applications, reports, covenants, resolutions, applications for exemptions, consents to service of process and other papers and instruments as may be required under such laws, and to take any and all further action which said officers or counsel of USL may deem necessary or desirable (including entering into whatever agreements and contracts may be necessary) in order to maintain such registrations or qualifications for as long as said officers or counsel deem them to be in the best interests of the Separate Account and USL; and

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               BE IT FURTHER RESOLVED, that the Chief Executive Officer of USL or his designated representative be, and hereby is, authorized to establish criteria by which USL shall institute procedures to provide for a pass-through of voting rights to the owners of such Contracts as required by the applicable laws with respect to securities owned by the Separate Account; and

               BE IT FURTHER RESOLVED, that the General Counsel for USL be, and hereby is, authorized in the names of and on behalf of the Separate Account and USL to execute and file irrevocable written consents on the part of the Separate Account and of USL to be used in such states wherein such consents to service of process may be requisite under the laws therein in connection with said Contracts and to appoint the appropriate state official, or such other person as may be allowed by said laws, agent of the Separate Account and of USL for the purpose of receiving and accepting process; and

               BE IT FURTHER RESOLVED, that the Chief Executive Officer of USL or his designated representative be, and hereby is, authorized, subject to applicable state insurance regulatory approval, to execute such agreement or agreements on such terms and subject to such modifications as deemed necessary or appropriate (i) with a qualified entity that will be appointed principal underwriter and distributor for the Contracts, and (ii) with one or more qualified banks or other qualified entities to provide administrative and/or custodial services in connection with the establishment and maintenance of the Separate Account and the design, issuance, and administration of the Contracts; and

               BE IT FURTHER RESOLVED, that the appropriate officers of USL are hereby authorized to execute whatever agreement or agreements as may be necessary or appropriate to enable such investments on behalf of the Separate Account to be made; and

               BE IT FURTHER RESOLVED, that the Chief Executive of USL or his designated representative be, and hereby is, subject to applicable state insurance regulatory approval, authorized to establish and designate additional variable life registered separate accounts, in accordance with the provisions (statutory and otherwise) set forth in these resolutions, as the Chief Executive Officer of USL or his designated representative may deem necessary or appropriate in order to accommodate and provide for alternative investment strategies and policies for variable life registered contracts or certificates that cannot be accommodated by or provided for through Separate Account USL VL-R; and

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               BE IT FURTHER RESOLVED, that the appropriate officers of USL, and each of them, are hereby authorized to execute and deliver all such documents and papers and to do or cause to be done all such acts and things as they may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.

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